Exhibit 4.1

ATMOS ENERGY CORPORATION

Officers’ Certificate Pursuant to Section 301 of the Indenture

October 1, 2025

Each of the undersigned, Daniel M. Meziere, Vice President of Investor Relations and Treasurer, and Jessica W. Bateman, Senior Vice President, General Counsel and Corporate Secretary, in each case, of Atmos Energy Corporation (the “Company”), certifies, pursuant to the authority delegated to each of them as an officer of the Company, pursuant to the resolutions adopted by the board of directors of the Company (the “Board”) on August 5, 2025 (a copy of which resolutions is attached hereto as Exhibit I), that pursuant to Section 301 of the Indenture dated as of March 26, 2009 (the “Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), a series of debt securities of the Company is hereby established with the following terms and provisions (unless otherwise defined herein, capitalized terms used herein have the meaning given thereto in the Indenture):

1. The title of the series of the securities to be issued is the 5.450% Senior Notes due 2056 (the “Notes”).

2. The Notes are unsubordinated and will rank equally with all of the Company’s other unsecured and unsubordinated debt. Subordinated debt will rank junior to the Notes and the Company’s other senior debt.

3. The aggregate principal amount of the Notes that initially may be issued under the Indenture, in connection with the Underwriting Agreement, dated as of September 18, 2025, among the Company and certain underwriters named therein, is $600,000,000, and the Stated Maturity of the Notes is January 15, 2056. The Notes shall be offered to the public at a price representing 99.422% of their principal amount.

4. The Notes shall bear interest at the rate of 5.450% per annum. Interest on the Notes will be payable in arrears on January 15 and July 15 of each year (each, an “Interest Payment Date”), beginning January 15, 2026. Interest payable on the Notes on each Interest Payment Date will include interest accrued from and including October 1, 2025, or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, to but excluding such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Holder in whose name the Notes are registered at the close of business on the January 1 or July 1 (whether or not a Business Day) preceding the respective Interest Payment Date. The payment of any Defaulted Interest on the Notes shall be payable to the Holders of the Notes on a Special Record Date established therefor pursuant to the Indenture, or shall be paid at any time in any other lawful manner, all as more fully provided in the Indenture.

5. The Company will make payments due on the Notes to Cede & Co., as nominee of The Depository Trust Company (“DTC”), or as otherwise may be permitted by the Indenture, in immediately available funds.

6. Prior to the Par Call Date (as defined below), the Company may, at its option, redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes being redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the Redemption Date, and

(2) 100% of the principal amount of the Notes to be redeemed;

plus, in each case, accrued and unpaid interest on the principal amount of the Notes being redeemed to the Redemption Date.

On or after the Par Call Date, the Company may, at its option, redeem Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date.

“Par Call Date” means July 15, 2055.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Company shall determine the Treasury Rate after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

7. In the case of a partial redemption of the Notes, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount of such Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note to be redeemed will be issued in the name of the holder of such Note upon surrender for cancellation of the original Note. For so long as the Notes to be redeemed are held by DTC (or another Depository), the redemption of such Notes shall be done in accordance with the policies and procedures of the Depository. Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depository’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each holder of Notes to be redeemed. Unless the Company defaults in payment of the Redemption Price, on or after the Redemption Date, interest will cease to accrue on the Notes to be redeemed or portions thereof called for redemption.

8. Section 703 of the Indenture is replaced with the following in its entirety for purposes of the Notes only:

The Company shall:

(1) file with the Trustee, within 30 days after the Company has filed the same with the Commission, unless such reports are available on the Commission’s EDGAR filing system (or any successor thereto), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe), which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of such Sections, then the Company shall file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(2) file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations; and

(3) transmit to all Holders, as their names and addresses appear in the Security Register, within 30 days after the filing thereof with the Trustee, in the manner and to the extent provided in TIA Section 313(c), such summaries of any information, documents and reports required to be filed by the Company pursuant to Subsections (1) and (2) of this Section 703 as may be required by rules and regulations prescribed from time to time by the Commission.

9. The Company has no obligation to redeem, purchase or repay the Notes pursuant to any mandatory redemption or sinking fund or analogous provisions or at the option of the Holder thereof.

10. The entire principal amount of the Notes shall be payable upon declaration of acceleration of the Maturity of the Notes pursuant to the Indenture.

11. The defeasance and covenant defeasance provisions of Article Fourteen of the Indenture shall apply to the Notes.

12. The Trustee, the initial Paying Agent and the initial Security Registrar for the Notes shall be U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association. The Security Register for the Notes shall be initially maintained at, and the place where such Notes may be surrendered for registration of transfer or exchange shall be, the Trustee’s Corporate Trust Office located at 2 Concourse Parkway, Suite 800, Atlanta, GA, 30328-5588.

13. The Notes will be issued as one or more Global Securities in substantially the form attached hereto as Exhibit II, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have imprinted or otherwise reproduced thereon such legend or legends or endorsements, not inconsistent with the provisions of the Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto, or with any rules of any securities exchange or to conform to general usage, all as may be determined by the officers executing the Global Security, as evidenced by their execution of such Global Security. The beneficial owners of interests in the Global Security may exchange such interests for Notes in certificated form (the “Definitive Notes”) only in limited circumstances as provided in the Indenture. In the event that Definitive Notes are issued in exchange for a Global Security, the form of certificate evidencing each Definitive Note shall be in substantially the form of the attached Global Security, with such changes as are necessary to evidence the Notes in definitive form rather than as a Global Security. The Company initially appoints DTC to act as Depository with respect to the Notes.

14. The Notes are issuable in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

15. The Events of Default set forth in the Indenture shall apply to the Notes.

16. The Company will not pay Additional Amounts on the Notes held by any Holder who is not a United States person in respect of any tax, assessment or governmental charge withheld or deducted.

17. The Company may, at any time, without the consent of the Holders of the Notes, create and issue additional securities having the same ranking, interest rate, maturity and other terms as the Notes. Any such additional securities shall be consolidated and form the same series of the Notes having the same terms as to status, redemption and otherwise as the Notes under the Indenture.

Each of us further certifies that the form and terms of the Notes as established in this certificate have been established pursuant to Section 301 of the Indenture and comply with the Indenture.

[Signature page follows]

IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

By:
Name: Daniel M. Meziere Title: Vice President of Investor Relations and Treasurer

IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

By:
Name: Jessica W. Bateman
Title: Senior Vice President, General Counsel
and Corporate Secretary

[Officers’ Certificate Pursuant to Section 301 of the Indenture]